Exhibit 99.1

FOR IMMEDIATE RELEASE

Date:	April 28, 2025
Contact:	Kevin McPhaill, President/CEO
Phone:	(559) 782-4900 or (888) 454-BANK
Website Address:	www.sierrabancorp.com

SIERRA BANCORP REPORTS FIRST QUARTER 2025 RESULTS

PORTERVILLE, CALIF. – (BUSINESS WIRE) – Sierra Bancorp (Nasdaq: BSRR), parent of Bank of the Sierra, today announced its unaudited financial results for the quarter ended March 31, 2025. Sierra Bancorp reported consolidated net income of $9.1 million, or $0.65 per diluted share, for the first quarter of 2025 compared to $9.3 million, or $0.64 per diluted share, in the first quarter of 2024.

Highlights for the First Quarter of 2025 (unless otherwise stated):

●	Solid Quarterly Earnings Metrics
o	Diluted Earnings Per Share increased from the same quarter in 2024.
o	Improved Efficiency Ratio (1) to 60.62% as compared to 65.97% in the same quarter in 2024.
o	Increased Net Interest Margin to 3.74% as compared to 3.65% in the prior linked quarter and 3.62% in the first quarter of 2024.

●	Stable Balance Sheet
o	Loan growth, exclusive of change in mortgage warehouse line utilization, of $18.6 million, or 4% annualized.
o	Mortgage warehouse utilization declined $43.2 million during the quarter primarily due to $39 million in paydowns during the final week of the quarter.
o	Reduced higher cost brokered deposits by $85.0 million during the quarter, while all other deposits increased by $43.2 million, or 7% annualized.
o	Noninterest-bearing deposits of $1.0 billion at March 31, 2025, represent 36% of total deposits.
o	Uninsured deposits are approximately 28% of total deposit balances.

●	Strong Capital and Liquidity
o	Increased Tangible Book Value (1) per share by 1% to $23.44 per share during the quarter.
o	Strong regulatory Community Bank Leverage Ratio increased to 12.1% for our subsidiary bank.
o	Repurchased 476,770 shares of stock during the quarter at an average price of $29.71.
o	Declared dividend of $0.25 per share, payable on May 15, 2025.
o	Overall primary and secondary liquidity sources of $2.3 billion at March 31, 2025.

_______________________________

(1)	See reconciliation of non-GAAP financial measures to the corresponding GAAP measurement in "Non-GAAP Financial Measures."

“Consistency is the key to achieving and maintaining momentum.” – Darren Hardy

“As we navigate the uncertainty impacting our global and local economy, our banking team has worked diligently to produce consistently solid results,” stated Kevin McPhaill, CEO and President. “These efforts resulted in growth of both commercial and real estate loans, as well as increases in each category of customer transaction deposits in the first quarter of 2025. Net interest margin and efficiency ratio also improved. Our team’s resilience and commitment provide us with optimism as we navigate 2025!” McPhaill concluded.

Sierra Bancorp Financial Results

April 28, 2025

Quarterly Changes (comparisons to the first quarter of 2024)

●	Net income for the first quarter of 2025 decreased $0.2 million, or 2%, to $9.1 million. There was a favorable increase in net interest income of $1.4 million and a $2.1 million reduction in noninterest expense, which were offset by an increase in the provision for credit losses of $1.9 million as well as reduction of noninterest income of $1.9 million. The $1.4 million increase in net interest income for the quarter was driven by a 12 basis point increase in the net interest margin due to lower cost of deposits and borrowings and an increase in yield on loans, partially offset by lower yields on investments.
●	Noninterest income for the first quarter of 2025, as compared to the same period in 2024, decreased $1.9 million or 23%. In the first quarter of 2024, we had a loss on the sale of bonds from a balance sheet restructure for $3.0 million offset by a gain on the sale/leaseback of two bank-owned branch buildings for $3.8 million, with no like transaction in the first quarter of 2025. We experienced an unfavorable variance of $1.5 million in bank-owned life insurance (BOLI), but had increases in other noninterest income, primarily life insurance proceeds, and dividends for $0.5 million.

Linked Quarter Changes (comparisons to the three months ended December 31, 2024)

●	Net income decreased by $1.3 million, or 12%, due mostly to an 8% increase in the effective tax rate resulting from timing differences for amortization of low-income housing tax credit partnership interests. Net interest income decreased by $0.2 million, or 1%, during the quarter due mostly to lower yields on investments, and a decline in mortgage warehouse loan income. These unfavorable variances were partially offset by organic growth in loans, and lower costs of interest-bearing liabilities.
●	Noninterest income declined by $0.9 million, mostly in service charges on deposits, and an unfavorable variance in BOLI income.
●	Noninterest expenses declined $0.4 million, mostly due to a $0.7 million favorable variance in deferred compensation expenses related to the change in BOLI income described above.

Balance Sheet Quarterly Changes (comparisons to December 31, 2024)

●	Total assets decreased slightly by 0.2%, or $8.1 million, to $3.6 billion, during the first three months of 2025.
●	Gross loans decreased $24.6 million, due to a $43.2 million decrease in mortgage warehouse line utilization, partially offset by a favorable increase in organic loan growth of $18.6 million.
●	Deposits decreased by $41.8 million, or 1%. The decline in deposits came from an $85.0 million planned decrease in brokered deposits, while overall customer deposits increased $43.2 million.

Sierra Bancorp Financial Results

April 28, 2025

Other financial highlights are reflected in the following table.

FINANCIAL HIGHLIGHTS
(Dollars in Thousands, Except Per Share Data, Unaudited)
	As of or for the
	three months ended
	3/31/2025	12/31/2024	3/31/2024
Net income	$9,101	$10,364	$9,330
Diluted earnings per share	$0.65	$0.72	$0.64
Return on average assets	1.02%	1.13%	1.06%
Return on average equity	10.44%	11.49%	11.09%

Net interest margin (tax-equivalent) (1)	3.74%	3.65%	3.62%
Yield on average loans	5.26%	5.20%	4.89%
Yield on investments	4.81%	5.03%	5.59%
Cost of average total deposits	1.33%	1.46%	1.38%
Cost of funds	1.46%	1.59%	1.58%
Efficiency ratio (tax-equivalent) (1) (2)	60.62%	59.74%	65.97%

Total assets	$3,606,183	$3,614,271	$3,553,072
Loans net of deferred fees	$2,306,663	$2,331,434	$2,157,078
Noninterest demand deposits	$1,037,990	$1,007,208	$968,996
Total deposits	$2,849,884	$2,891,668	$2,847,004
Noninterest-bearing deposits over total deposits	36.4%	34.8%	34.0%

Shareholders' equity / total assets	9.75%	9.89%	9.71%
Tangible common equity ratio (2)	9.05%	9.18%	8.98%
Book value per share	$25.45	$25.12	$23.56
Tangible book value per share (2)	$23.44	$23.15	$21.61
Community bank leverage ratio (subsidiary bank)	12.11%	11.80%	11.57%
Tangible common equity ratio (subsidiary bank) (2)	11.32%	11.07%	10.60%

(1)	Computed on a tax equivalent basis utilizing a federal income tax rate of 21%.
(2)	See reconciliation of non-GAAP financial measures to the corresponding GAAP measurement in "Non-GAAP Financial Measures".

INCOME STATEMENT HIGHLIGHTS

Net Interest Income

Net interest income was $30.1 million for the first quarter of 2025, a decrease of $0.2 million, or 1%, as compared to the fourth quarter of 2024, and an increase of $1.4 million, or 5%, as compared to the first quarter of 2024. Although interest expense improved by $1.4 million due to a 14 basis points favorable cost of funds, interest income declined by $1.6 million, due to a decline in both volume and interest rates on investments and a slight decline in loan interest income, mostly from the decrease in line utilization of mortgage warehouse lines.

The $1.4 million increase in interest income for the first quarter of 2025, as compared to the same quarter in 2024, is due primarily to a $232.2 million increase in average loan balances, as well as a 37 basis point increase in yield. This was complemented by a $0.9 million decrease in interest expense due to the movement of deposits from higher cost time deposits, including wholesale brokered deposits to lower or no cost transaction accounts. Interest-bearing deposit costs decreased 9 basis points in the first quarter of 2025 as compared to the same quarter in 2024, along with a 47 basis points decrease in the cost of borrowed funds. Additionally average borrowed funds were $35.0 million lower in the first quarter of 2025 as compared to the same quarter in 2024.

Our net interest margin was 3.74% for the first quarter of 2025, as compared to 3.65% for the linked quarter, and 3.62% for the quarter ending March 31, 2024. While the yield of interest-earning assets decreased three basis points for the first

Sierra Bancorp Financial Results

April 28, 2025

quarter of 2025 as compared to the linked quarter, the cost of interest-bearing liabilities decreased 18 basis points for the same period of comparison. The average balance of interest-earning assets decreased $44.4 million for the linked quarter while the decrease in interest-bearing liabilities was $61.8 million for the same period. The decrease in interest rates on a larger volume of interest-bearing liabilities (mostly higher cost borrowed funds) over the smaller decrease in yield on interest-earning assets improved the net interest margin over the linked quarter.

Provision for Credit Losses

The Company recorded a provision for credit losses on loans of $2.0 million in the first quarter of 2025, as compared to $2.3 million in the fourth quarter of 2024, and $0.1 million in the first quarter of 2024. The increased provision for credit losses on loans in the first quarter of 2025 over the first quarter of 2024 was primarily due to increased specific reserves on individually evaluated loans, while the decrease for the linked quarter is mainly attributed to an increase in net loan recoveries.

Credit loss expense on unfunded commitments was $0.1 million in the first quarter of 2025, as compared to $0.07 million in the linked quarter, and $0.03 million in the same quarter in 2024. The reason for the increase in the first quarter of 2025 is due to an increase in the balance of unfunded commitments on construction loans.

All debt securities in an unrealized loss position were primarily attributable to changes in interest rates and volatility in the financial markets and not a result of an expected credit loss.

Noninterest Income

Noninterest income decreased by $0.9 million, or 12%, to $6.6 million in the first quarter of 2025 as compared to the linked quarter. Noninterest income decreased by $1.9 million, or 23%, in the first quarter of 2025 as compared to the same quarter in 2024. The decrease in the first quarter of 2025 of $0.9 million, compared to the fourth quarter of 2024, is primarily due to a $0.6 million unfavorable change in bank-owned life insurance (which is mostly offset by a favorable change in deferred compensation as described below), as well as lower service charges on deposit accounts. Partially offsetting these unfavorable variances were $0.2 million in additional life insurance death benefits.

Reasons for the $1.9 million decrease in the first quarter of 2025, as compared to the same quarter last year, is due mostly to a $1.5 million unfavorable change in bank owned life insurance associated with deferred compensation plans (as described further below) as well as $0.9 million in year-over-year differences due to the first quarter of 2024 strategic balance sheet restructure, which included a bond sale and sale/leaseback of branch properties. Partially offsetting these unfavorable variances were $0.3 million in additional life insurance death benefits.

Service charges and fees on customer deposit accounts declined by $0.5 million, or 8%, to $5.6 million in the first quarter of 2025 as compared to the fourth quarter of 2024. Lower seasonal analysis fees, returned check charges, and debit card interchange fees were the primary drivers of the unfavorable variance. Service charges and fees were $0.1 million lower in the first quarter of 2025 as compared to the first quarter of 2024 primarily due to lower overdraft-related fees.

Within noninterest income and noninterest expense are mostly offsetting amounts related to bank owned life insurance and non-qualified deferred compensation. This created a year-over-year unfavorable variance of $1.5 million within noninterest income and a favorable year-over-year $1.5 million variance for noninterest expense.

Noninterest Expense

Total noninterest expense decreased $0.4 million, or 2%, in the first quarter of 2025 as compared to the fourth quarter of 2024, and decreased $2.1 million, or 9%, compared to the first quarter of 2024. The primary driver of lower expense in the first quarter of 2025 as compared to the linked quarter, and the same period in 2024, is deferred directors’ fees as part of the Company’s deferred compensation plan. The lower deferred compensation expense was offset by lower bank-owned life insurance income, mostly due to fluctuations in underlying values of assets in the separate account BOLI policies that are designed to have similar assets to those in the deferred compensation plans.

Sierra Bancorp Financial Results

April 28, 2025

Salaries and benefits were $0.3 million higher in the first quarter of 2025 as compared to the fourth quarter of 2024, and $0.2 million lower than the first quarter of 2024. The increase in the linked quarter was due to a change in timing of 401(k) contributions by the Company. The decrease in the year-over-year quarterly comparison is due to several factors, including severance payments in the first quarter of 2024, with no like payments in the first quarter of 2025, and a decrease in deferred compensation expense, due to fluctuations in BOLI income. Overall full-time equivalent employees were 489 at March 31, 2025, as compared to 485 at December 31, 2024, and 492 at March 31, 2024.

Occupancy expense decreased $0.2 million for the linked quarters and was mostly unchanged for the first quarter of 2025 as compared to the same quarter last year. The reason for the decreases in the linked quarter comparison is mostly due to modest rent and utility expense decreases as we terminated a storage facility and a satellite administrative office lease.

Other noninterest expense decreased $0.5 million, or 7%, in the first quarter of 2025 as compared to the fourth quarter of 2024 and decreased $1.9 million over the first quarter of 2024. The primary reason for the positive variance in both comparisons was decreased directors’ deferred compensation expense which is linked to the fluctuation in BOLI income. Additionally for the first quarter of 2025, as compared to the same period in 2024, debit card processing costs and debit card losses were $0.4 million lower because of the Company’s conversion from Mastercard to VISA.

The Company's effective tax rate was 25.8% in the first quarter of 2025 relative to 17.7% in the fourth quarter of 2024, and 26.3% for the first quarter of 2024. The variances in the effective tax rates are due to fluctuations in tax credits and related amortization, as well as tax-exempt income as a percentage of total taxable income.

Balance Sheet Summary

The $8.1 million decrease in total assets during the first quarter of 2025, is a result of a $39.1 million decrease in investment securities and a $24.6 million decrease in gross loans, partially offset by a $59.0 million increase in cash on hand.

Investment securities decreased $39.1 million, or 4.0%, to $922.4 million primarily due to paydowns in the portfolio, which were partially used to offset brokered deposit maturities.

Gross loan balances decreased $24.6 million, or 1%, during the first quarter of 2025. Organic loan growth contributed to a $22.5 million increase in commercial real estate loans, a $2.3 million increase in other construction loans and a $3.4 million increase in commercial loans. Consumer loans had a modest decline, while residential real estate loans decreased $4.9 million, and farmland loans decreased $4.3 million. Mortgage warehouse line utilization decreased $43.2 million, or 13%, due to a combination of seasonality and two large line paydowns shortly before quarter-end. The Company continues to see an increased pipeline of new mortgage warehouse customers.

As indicated in the loan rollforward below, new credit extended for the first quarter of 2025 decreased $13.6 million over the linked quarter comparison and increased $31.4 million over the same period in 2024. For the first three months ended 2025, we had $32.7 million in loan paydowns and maturities, along with a $12.1 million decrease in line of credit utilization, and a $46.1 million decrease in mortgage warehouse utilization.

Sierra Bancorp Financial Results

April 28, 2025

LOAN ROLLFORWARD
(Dollars in Thousands, Unaudited)
	For the three months ended:
	March 31, 2025	December 31, 2024	March 31, 2024
Gross loans beginning balance	$2,331,341	$2,320,629	$2,090,075
New credit extended	66,370	79,934	34,966
Changes in line of credit utilization (1)	(12,129)	(19,664)	(24,928)
Change in mortgage warehouse	(46,139)	(9,376)	87,561
Pay-downs, maturities, charge-offs, and amortization	(32,681)	(40,182)	(30,810)
Gross loans ending balance	$2,306,762	$2,331,341	$2,156,864

(1)	Change does not include new balances on lines of credit extended during the respective periods as such balances are included as part of “New credit extended” line above.

Unused commitments, excluding mortgage warehouse and overdraft lines, were $267.4 million at March 31, 2025, compared to $256.9 million at December 31, 2024. Total utilization excluding mortgage warehouse and overdraft lines was 56% at March 31, 2025, compared to 57% at December 31, 2024. Mortgage warehouse utilization declined to 41% at March 31, 2025, compared to 51% at December 31, 2024. The decrease in mortgage warehouse utilization during the first quarter of 2025 was due to seasonality and late quarter line paydowns as described above.

Deposit balances declined by $41.8 million, or 1%, during the first quarter of 2025 to $2.8 billion at March 31, 2025. Core non-maturity deposits increased $52.6 million, or 3%, for the first three months of 2025, while customer time deposits decreased by $9.4 million. Brokered deposits decreased $85.0 million during the quarter, as the Company utilized some paydowns in the investment portfolio and changes in mortgage warehouse line utilization to offset recent brokered deposit maturities. Noninterest-bearing deposits as a percentage of total deposits increased to 36.4% at March 31, 2025, compared to 34.8% at December 31, 2024, and from 34.0% at March 31, 2024.

Overall uninsured deposits are estimated to be $788.6 million, or 28% of total deposit balances, excluding public agency deposits that are subject to collateralization through a letter of credit issued by the FHLB. In addition, uninsured deposits of the bank’s customers are eligible for FDIC pass-through insurance if the customer opens an IntraFi Insured Cash Sweep account or a reciprocal time deposit through the Certificate of Deposit Account Registry System (CDARS). IntraFi allows for up to $275 million of combined pass-through FDIC insurance which would more than cover each of the Bank’s deposit customers if such customer desired to have such pass-through insurance. The Bank maintains a diversified deposit base with no significant customer concentrations and does not bank any cryptocurrency companies. At March 31, 2025, the Company had approximately 119,000 accounts and the 25 largest deposit balance customers had balances of less than 10% of overall deposits. Other interest-bearing liabilities of $198.8 million on March 31, 2025, consist of $118.8 million in customer repurchase agreements and $80.0 million of term FHLB borrowings, as compared to $108.9 million in customer repurchase agreements, and $80.0 million of term FHLB borrowings on December 31, 2024.

The Company continues to have substantial liquidity. At March 31, 2025, and December 31, 2024, the Company had the following sources of primary and secondary liquidity (dollars in thousands):

Primary and secondary liquidity sources	March 31, 2025	December 31, 2024
Cash and cash equivalents	$159,711	$100,664
Unpledged investment securities	522,332	552,098
Excess pledged securities	181,048	242,519
FHLB borrowing availability	633,368	629,134
Unsecured lines of credit	479,785	479,785
Secured lines of credit	25,000	25,000
Funds available through fed discount window	258,130	298,296
Totals	$2,259,374	$2,327,496

Sierra Bancorp Financial Results

April 28, 2025

Total capital of $351.8 million at March 31, 2025, reflects a decrease of $5.5 million, or 2%, compared to December 31, 2024. The decrease in equity during the first quarter of 2025 is due to net income of $9.1 million, offset by a $3.5 million dividend paid to shareholders, $14.2 million in share repurchases, and a $2.4 million favorable swing in other comprehensive income/loss due principally to positive changes in investment securities’ fair value. The remaining difference is related to equity compensation recognized during the quarter.

Asset Quality

Total nonperforming assets, comprised of non-accrual loans, decreased by $1.5 million, or 7%, to $18.2 million, during the first quarter of 2025. The decrease in non-accrual loans, was from the successful payoff and paydown of a couple of loans secured by farmland. The Company's ratio of nonperforming assets to loans plus foreclosed assets decreased to 0.79% at March 31, 2025, from 0.84% at December 31, 2024.

Subsequent to March 31, 2025, the Company received payment in full on a loan relationship secured by commercial real estate, which was on non-accrual. The $6.5 million payoff included all principal, interest, and fees due, bringing the total of non-accrual loans to $12.3 million.

The Company's allowance for credit losses on loans was $27.1 million at March 31, 2025, as compared to $24.8 million at December 31, 2024, and $23.1 million at March 31, 2024. The increase is primarily attributable to an increase in the allowance for loans individually evaluated and was specifically related to a single loan relationship of a wine grape grower. The allowance was 1.17% of total loans at March 31, 2025, 1.07% of total loans at December 31, 2024, and 1.07% of total loans at March 31, 2024. Management's detailed analysis indicates that the Company's allowance for credit losses on loans should be sufficient to cover credit losses for the life of the loans outstanding as of March 31, 2025, but no assurance can be given that the Company will not experience substantial future losses relative to the size of the credit loss allowance for loans. The total allowance for credit losses on loans of $27.1 million at March 31, 2025, included $0.3 million of allowance related to $283.2 million of mortgage warehouse lines.

About Sierra Bancorp

Sierra Bancorp is the holding Company for Bank of the Sierra (www.bankofthesierra.com), which is in its 48th year of operations and is the largest independent bank headquartered in the South San Joaquin Valley. Bank of the Sierra is a community-centric regional bank, which offers a broad range of retail and commercial banking services through full-service branches located within the counties of Tulare, Kern, Kings, Fresno, Ventura, San Luis Obispo, and Santa Barbara. The Bank also maintains an online branch and provides specialized lending services through an agricultural credit center in Templeton, California. In 2025, Bank of the Sierra was recognized as one of the strongest and top-performing community banks in the country, with a 5-star rating from Bauer Financial.

Forward-Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements based on management's current expectations and beliefs concerning future developments and their potential effects on the Company. Readers are cautioned not to unduly rely on forward looking statements. Actual results may differ from those projected. These forward-looking statements involve risks and uncertainties including but not limited to the health of the national and local economies, loan portfolio performance, the Company's ability to attract and retain skilled employees, customers' service expectations, the Company's ability to successfully deploy new technology, the success of acquisitions and branch expansion, changes in interest rates, and other factors detailed in the Company's SEC filings, including the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of the Company's most recent Form 10-K and Form 10-Q.

Sierra Bancorp Financial Results

April 28, 2025

STATEMENT OF CONDITION
(Dollars in Thousands, Unaudited)

ASSETS	3/31/2025	12/31/2024	9/30/2024	6/30/2024	3/31/2024
Cash and due from banks	$159,711	$100,664	$132,797	$183,990	$119,244
Investment securities
Available-for-sale, at fair value	620,288	655,967	706,310	716,787	741,789
Held-to-maturity, at amortized cost, net of allowance for credit losses	302,123	305,514	308,971	312,879	316,406
Total investment securities	922,411	961,481	1,015,281	1,029,666	1,058,195
Real estate loans
Residential real estate	376,533	381,438	388,169	396,819	406,443
Commercial real estate	1,382,928	1,360,374	1,338,793	1,316,754	1,327,482
Other construction/land	7,717	5,458	5,612	5,971	6,115
Farmland	73,061	77,388	80,589	80,807	66,133
Total real estate loans	1,840,239	1,824,658	1,813,163	1,800,351	1,806,173
Other commercial	180,390	177,013	168,236	156,650	143,448
Mortgage warehouse lines	283,231	326,400	335,777	274,059	203,561
Consumer loans	2,902	3,270	3,453	3,468	3,682
Gross loans	2,306,762	2,331,341	2,320,629	2,234,528	2,156,864
Deferred loan fees	(99)	93	396	288	214
Allowance for credit losses on loans	(27,050)	(24,830)	(22,710)	(21,640)	(23,140)
Net loans	2,279,613	2,306,604	2,298,315	2,213,176	2,133,938

Bank premises and equipment	15,338	15,431	15,647	16,007	16,067
Other assets	229,110	230,091	234,114	238,363	225,628
Total assets	$3,606,183	$3,614,271	$3,696,154	$3,681,202	$3,553,072

LIABILITIES AND CAPITAL
Noninterest demand deposits	$1,037,990	$1,007,208	$1,013,743	$986,927	$968,996
Interest-bearing transaction accounts	598,924	587,753	595,672	537,731	532,791
Savings deposits	355,325	347,387	356,725	368,169	378,057
Money market deposits	143,522	140,793	135,948	136,853	134,533
Customer time deposits	524,173	533,577	550,121	566,132	560,979
Wholesale brokered deposits	189,950	274,950	309,950	346,598	271,648
Total deposits	2,849,884	2,891,668	2,962,159	2,942,410	2,847,004

Long-term debt	49,416	49,393	49,371	49,348	49,326
Subordinated debentures	35,883	35,838	35,794	35,749	35,704
Other interest-bearing liabilities	198,756	188,860	205,534	228,003	201,851
Total deposits and interest-bearing liabilities	3,133,939	3,165,759	3,252,858	3,255,510	3,133,885

Allowance for credit losses on unfunded loan commitments	820	710	640	520	540
Other liabilities	119,668	90,500	83,958	75,152	73,553
Total capital	351,756	357,302	358,698	350,020	345,094
Total liabilities and capital	$3,606,183	$3,614,271	$3,696,154	$3,681,202	$3,553,072

Sierra Bancorp Financial Results

April 28, 2025

GOODWILL AND INTANGIBLE ASSETS
(Dollars in Thousands, Unaudited)
	3/31/2025	12/31/2024	9/30/2024	6/30/2024	3/31/2024
Goodwill	$27,357	$27,357	$27,357	$27,357	$27,357
Core deposit intangible	456	618	780	961	1,180
Total intangible assets	$27,813	$27,975	$28,137	$28,318	$28,537

CREDIT QUALITY
(Dollars in Thousands, Unaudited)
	3/31/2025	12/31/2024	9/30/2024	6/30/2024	3/31/2024
Nonperforming loans	$18,201	$19,668	$10,348	$6,473	$14,188
Foreclosed assets	—	—	—	—	—
Total nonperforming assets	$18,201	$19,668	$10,348	$6,473	$14,188

Quarterly net (recoveries) charge offs	$(259)	$215	$170	$2,421	$457

Past due and still accruing (30-89)	$3,057	$1,348	$211	$3,172	$1,563
Classified loans	$37,265	$44,464	$29,148	$28,829	$34,100

Nonperforming loans / gross loans	0.79%	0.84%	0.45%	0.29%	0.66%
NPA's / loans plus foreclosed assets	0.79%	0.84%	0.45%	0.29%	0.66%
Allowance for credit losses on loans / gross loans	1.17%	1.07%	0.98%	0.97%	1.07%

SELECT PERIOD-END STATISTICS
(Unaudited)
	3/31/2025	12/31/2024	9/30/2024	6/30/2024	3/31/2024
Shareholders' equity / total assets	9.75%	9.89%	9.70%	9.51%	9.71%
Gross loans / deposits	80.94%	80.62%	78.34%	75.94%	75.76%
Noninterest-bearing deposits / total deposits	36.42%	34.83%	34.22%	33.54%	34.04%

Sierra Bancorp Financial Results

April 28, 2025

CONSOLIDATED INCOME STATEMENT
(Dollars in Thousands, Unaudited)	For the three months ended:
	3/31/2025	12/31/2024	3/31/2024
Interest income	$41,453	$43,095	$40,961
Interest expense	11,341	12,742	12,244
Net interest income	30,112	30,353	28,717

Credit loss expense - loans	1,961	2,335	97
Credit loss expense - unfunded commitments	110	70	30
Net interest income after provision	28,041	27,948	28,590

Service charges and fees on deposit accounts	5,581	6,059	5,726
Net gain (loss) on sale of securities available-for-sale	122	129	(2,817)
Net (loss) gain on sale of fixed assets	(2)	(16)	3,799
(Decrease) increase in cash surrender value of life insurance	(265)	372	1,215
Other income	1,206	968	666
Total noninterest income	6,642	7,512	8,589

Salaries and benefits	13,003	12,749	13,197
Occupancy expense	2,978	3,201	3,025
Other noninterest expenses	6,436	6,912	8,304
Total noninterest expense	22,417	22,862	24,526

Income before taxes	12,266	12,598	12,653
Provision for income taxes	3,165	2,234	3,323
Net income	$9,101	$10,364	$9,330

TAX DATA
Tax-exempt muni income	$1,576	$1,579	$1,989
Interest income - fully tax equivalent	$41,872	$43,515	$41,490

Sierra Bancorp Financial Results

April 28, 2025

PER SHARE DATA
(Unaudited)	For the three months ended:
	3/31/2025	12/31/2024	3/31/2024
Basic earnings per share	$0.66	$0.73	$0.64
Diluted earnings per share	$0.65	$0.72	$0.64
Common dividends	$0.25	$0.24	$0.23

Weighted average shares outstanding	13,820,008	14,169,467	14,508,468
Weighted average diluted shares	13,916,341	14,299,618	14,553,627

Book value per basic share (EOP)	$25.45	$25.12	$23.56
Tangible book value per share (EOP) (1)	$23.44	$23.15	$21.61

Common shares outstanding (EOP)	13,818,770	14,223,046	14,645,298
(1)	See reconciliation of non-GAAP financial measures to the corresponding GAAP measurement in "Non-GAAP Financial Measures".

KEY FINANCIAL RATIOS
(Unaudited)	For the three months ended:
	3/31/2025	12/31/2024	3/31/2024
Return on average equity	10.44%	11.49%	11.09%
Return on average assets	1.02%	1.13%	1.06%
Net interest margin (tax-equivalent) (1)	3.74%	3.65%	3.62%
Efficiency ratio (tax-equivalent) (1) (2)	60.62%	59.74%	65.97%
Net (recoveries) charge-offs / average loans (not annualized)	(0.01)%	0.01%	0.02%
(1)	Computed on a tax equivalent basis utilizing a federal income tax rate of 21%.
(2)	See reconciliation of non-GAAP financial measures to the corresponding GAAP measurement in "Non-GAAP Financial Measures".

Sierra Bancorp Financial Results

April 28, 2025

NON-GAAP FINANCIAL MEASURES
(Dollars in Thousands, Unaudited)
	3/31/2025	12/31/2024	3/31/2024
Total stockholders' equity	$351,756	$357,302	$345,094
Less: goodwill and other intangible assets	27,813	27,975	28,537
Tangible common equity	$323,943	$329,327	$316,557

Total assets	$3,606,183	$3,614,271	$3,553,072
Less: goodwill and other intangible assets	27,813	27,975	28,537
Tangible assets	$3,578,370	$3,586,296	$3,524,535

Total stockholders' equity (bank only)	$432,518	$424,363	$401,742
Less: goodwill and other intangible assets (bank only)	27,813	27,975	28,537
Tangible common equity (bank only)	$404,705	$396,388	$373,205

Total assets (bank only)	$3,603,679	$3,607,133	$3,550,459
Less: goodwill and other intangible assets (bank only)	27,813	27,975	28,537
Tangible assets (bank only)	$3,575,866	$3,579,158	$3,521,922

Common shares outstanding	13,818,770	14,223,046	14,645,298

Book value per common share (total stockholders' equity / shares outstanding)	$25.45	$25.12	$23.56
Tangible book value per common share (tangible common equity / shares outstanding)	$23.44	$23.15	$21.61
Equity ratio - GAAP (total stockholders' equity / total assets	9.75%	9.89%	9.71%
Tangible common equity ratio (tangible common equity / tangible assets)	9.05%	9.18%	8.98%
Tangible common equity ratio (bank only) (tangible common equity / tangible assets)	11.32%	11.07%	10.60%

	For the three months ended:
Efficiency Ratio:	3/31/2025	12/31/2024	3/31/2024
Noninterest expense	$22,417	$22,862	$24,526
Divided by:
Net interest income	30,112	30,353	28,717
Tax-equivalent interest income adjustments	419	420	529
Net interest income, adjusted	30,531	30,773	29,246
Noninterest income	6,642	7,512	8,589
Less gain (loss) on sale of securities	122	129	(2,817)
Less (loss) gain on sale of fixed assets	(2)	(16)	3,799
Tax-equivalent noninterest income adjustments	(70)	99	323
Noninterest income, adjusted	6,452	7,498	7,930
Net interest income plus noninterest income, adjusted	$36,982	$38,271	$37,176
Efficiency Ratio (tax-equivalent)	60.62%	59.74%	65.97%

Sierra Bancorp Financial Results

April 28, 2025

NONINTEREST INCOME/EXPENSE
(Dollars in Thousands, Unaudited)
	For the three months ended:
Noninterest income:	3/31/2025	12/31/2024	3/31/2024
Service charges and fees on deposit accounts	$5,581	$6,059	$5,726
Net gain (loss) on sale of securities available-for-sale	122	129	(2,817)
(Loss) gain on sale of fixed assets	(2)	(16)	3,799
Bank-owned life insurance	(265)	372	1,215
Other	1,206	968	666
Total noninterest income	$6,642	$7,512	$8,589
As a % of average interest-earning assets (1)	0.81%	0.89%	1.06%

Noninterest expense:
Salaries and employee benefits	$13,003	$12,749	$13,197
Occupancy and equipment costs	2,978	3,201	3,025
Advertising and marketing costs	348	361	343
Data processing costs	1,498	1,458	1,509
Deposit services costs	1,991	2,115	2,133
Loan services costs
Loan processing	138	104	151
Foreclosed assets	4	—	—
Other operating costs	928	836	926
Professional services costs
Legal & accounting services	651	266	715
Director's costs	(134)	572	1,254
Other professional service	706	719	809
Stationery & supply costs	101	100	148
Sundry & tellers	205	381	316
Total noninterest expense	$22,417	$22,862	$24,526
As a % of average interest-earning assets (1)	2.75%	2.71%	3.06%
Efficiency ratio (tax-equivalent) (2)(3)	60.62%	59.74%	65.97%

(1) Annualized

(2) Computed on a tax equivalent basis utilizing a federal income tax rate of 21%.

(3)	See reconciliation of non-GAAP financial measures to the corresponding GAAP measurement in "Non-GAAP Financial Measures".

Sierra Bancorp Financial Results

April 28, 2025

AVERAGE BALANCES AND RATES
(Dollars in Thousands, Unaudited)
	For the quarter ended			For the quarter ended			For the quarter ended
	March 31, 2025			December 31, 2024			March 31, 2024
	Average Balance (1)	Income/ Expense	Yield/ Rate (2)	Average Balance (1)	Income/ Expense	Yield/ Rate (2)	Average Balance (1)	Income/ Expense	Yield/ Rate (2)
Assets
Investments:
Federal funds sold/interest-earning due from accounts	$ 54,641	$ 590	4.38%	$ 49,680	$ 594	4.74%	$ 16,996	$ 243	5.75%
Taxable	735,197	9,138	5.04%	791,332	10,600	5.31%	893,171	13,303	5.99%
Non-taxable	197,558	1,576	4.10%	198,600	1,579	3.99%	244,997	1,989	4.13%
Total investments	987,396	11,304	4.81%	1,039,612	12,773	5.03%	1,155,164	15,535	5.59%

Loans: (3)
Real estate	1,824,428	21,988	4.89%	1,811,939	21,413	4.69%	1,806,185	20,190	4.50%
Agricultural production	76,316	1,030	5.47%	82,347	1,326	6.39%	61,419	1,138	7.45%
Commercial	103,152	1,515	5.96%	85,779	1,244	5.75%	79,208	1,183	6.01%
Consumer	3,286	69	8.52%	3,402	89	10.38%	3,962	80	8.12%
Mortgage warehouse lines	313,251	5,529	7.16%	328,838	6,227	7.51%	137,421	2,821	8.26%
Other	2,361	18	3.09%	2,595	22	3.36%	2,333	14	2.41%
Total loans	2,322,794	30,149	5.26%	2,314,900	30,321	5.20%	2,090,528	25,426	4.89%
Total interest-earning assets (4)	3,310,190	41,453	5.13%	3,354,512	43,094	5.16%	3,245,692	40,961	5.14%
Other earning assets	17,062			44,910			17,345
Non-earning assets	273,926			258,710			270,786
Total assets	$ 3,601,178			$ 3,658,132			$ 3,533,823

Liabilities and shareholders' equity
Interest-bearing deposits:
Demand deposits	$ 207,774	$ 1,292	2.52%	$ 202,940	$ 1,348	2.64%	$ 137,961	$ 699	2.04%
NOW	378,338	119	0.13%	382,649	118	0.12%	398,639	84	0.08%
Savings accounts	352,645	90	0.10%	353,807	90	0.10%	376,335	73	0.08%
Money market	145,092	571	1.60%	144,812	643	1.76%	137,687	410	1.20%
Time deposits	531,299	4,412	3.37%	538,441	4,979	3.68%	561,941	6,190	4.43%
Wholesale brokered deposits	244,561	2,888	4.79%	289,678	3,520	4.82%	205,092	2,189	4.29%
Total interest-bearing deposits	1,859,709	9,372	2.04%	1,912,327	10,698	2.22%	1,817,655	9,645	2.13%
Borrowed funds:
Federal funds purchased	183	2	4.43%	165	2	4.81%	14,928	245	6.60%
Repurchase agreements	112,361	69	0.25%	118,327	45	0.15%	112,385	41	0.15%
Short term borrowings	4,043	45	4.51%	7,238	72	3.95%	24,547	350	5.73%
Long term FHLB Advances	80,000	771	3.91%	80,000	786	3.90%	80,000	777	3.91%
Long-term debt	49,402	430	3.53%	49,380	430	3.45%	49,312	431	3.52%
Subordinated debentures	35,855	652	7.37%	35,812	708	7.84%	35,677	755	8.51%
Total borrowed funds	281,844	1,969	2.83%	290,922	2,043	2.79%	316,849	2,599	3.30%
Total interest-bearing liabilities	2,141,553	11,341	2.15%	2,203,249	12,741	2.29%	2,134,504	12,244	2.31%
Demand deposits - noninterest-bearing	1,003,322			993,827			990,377
Other liabilities	102,806			102,296			70,534
Shareholders' equity	353,497			358,760			338,408
Total liabilities and shareholders' equity	$ 3,601,178			$ 3,658,132			$ 3,533,823

Interest income/interest-earning assets			5.13%			5.16%			5.14%
Interest expense/interest-earning assets			1.39%			1.51%			1.52%
Net interest income and margin (5)		$ 30,112	3.74%		$ 30,353	3.65%		$ 28,717	3.62%

(1)	Average balances are obtained from the best available daily or monthly data and are net of deferred fees and related direct costs.
(2)	Yields and net interest margin have been computed on a tax equivalent basis utilizing a 21% effective federal tax rate.
(3)	Loans are gross of the allowance for expected credit losses. Loan fees have been included in the calculation of interest income. Net loan (costs) fees and loan acquisition FMV amortization were ($0.3) million and ($0.3) million for the quarters ended March 31, 2025 and 2024, respectively, and $(0.4) million for the quarter ended December 31, 2024.
(4)	Non-accrual loans have been included in total loans for purposes of computing total earning assets.
(5)	Net interest margin represents net interest income as a percentage of average interest-earning assets.

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